AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2000

                                   SCHEDULE TO

                             TENDER OFFER STATEMENT

    UNDER SECTION 14(D)(1) OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  MEDQUIST INC.

                            (NAME OF SUBJECT COMPANY)

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.

                            (NAME OF FILING PERSONS)

                                  COMMON STOCK,

                                  NO PAR VALUE

                         (TITLE OF CLASS OF SECURITIES)

                                    584949101

                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                                 ERIC COUTINHO,

                          DIRECTOR AND DEPUTY SECRETARY

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.

                                LEGAL DEPARTMENT

                                5600 JB EINDHOVEN

                                 THE NETHERLANDS

                                 31 20 597 7235

                     NAME, ADDRESS, AND TELEPHONE NUMBERS OF
                    PERSON AUTHORIZED TO RECEIVE NOTICES AND
                   COMMUNICATIONS ON BEHALF OF FILING PERSONS)

                                 with a copy to:

                             STEPHEN M. KOTRAN, ESQ.

                               SULLIVAN & CROMWELL

                                125 BROAD STREET

                          NEW YORK, NEW YORK 10004-2498

                                 (212) 558-4000

--------------------------------------------------------------------------------
                            CALCULATION OF FILING FEE

Transaction valuation                                       Amount of filing fee
Not Applicable

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid: N/A
Form or Registration No.: N/A
Filing Party: N/A
Date Filed: N/A

|X| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
|X|      third-party tender offer subject to Rule 14d-1.
|_|      issuer tender offer subject to Rule 13e-4.
|_|      going-private transaction subject to Rule 13e-3.
|_|      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

ITEMS 1 - 11.

Not applicable.

ITEM 12.   EXHIBITS.

Text of Press Release issued by Koninklijke Philips Electronics N.V. and MedQuist Inc. on May 22, 2000.